EXHIBIT A

Joint Filing Agreement

In accordance with Rule 13d–1(k) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with all other Reporting Persons (as such term is defined in the Schedule 13G referred to below) on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to Common Shares, $0.0001 per share, of Xinyuan Real Estate Co., Ltd., a Cayman Islands company, and that this Agreement may be included as an Exhibit to such joint filing. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments and for the completeness and accuracy of the information concerning him, her or it contained herein, but shall not be responsible for the completeness and accuracy of the information concerning others, except to the extent that he, she or it knows or has reason to believe such information is inaccurate. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

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Signature Page

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of February 13, 2009.

Yong Zhang	/s/ Yong Zhang

Yuyan Yang	/s/ Yuyan Yang